Exhibit 99.1
Repros Therapeutics Inc. Announces That
United States Food and Drug Administration
Places Proellex® On Clinical Hold
The Woodlands, Texas — August 6, 2009, Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company received verbal notice on August 4, 2009 from the United States Food and Drug Administration (FDA) during a teleconference, requested by and held later that day with the Agency, that the Company’s Investigational New Drug Applications (INDs) for Proellex have been placed on clinical hold for safety reasons. This action follows the Company’s voluntary decision to suspend dosing of all patients in its clinical trials of Proellex (see press release dated August 3, 2009).
The Company and the FDA are scheduled to discuss the safety of Proellex and the overall direction and scope of the Company’s clinical trials of Proellex at a meeting in late September. The FDA requested that the Company provide it with weekly updates about the patients who experienced a serious adverse event and still have elevated liver enzymes. The Company plans to provide such information as requested. In addition, at the September meeting Repros intends to present a detailed analysis of all of the patients with elevated liver enzymes, discuss the events that led to the suspension of the clinical trials, and determine whether and under which conditions, if any, the clinical hold may be lifted and the clinical trials of Proellex be safely resumed.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the release of data in Repros’ clinical trials and the results and success of such trials, the possibility that final data may not be consistent with interim data, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Dr. Paul Lammers President (713) 294-2380